Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information, which we refer to as the pro forma financial statements, give effect to the Mergers, as defined in "Description of the Mergers" in the Notes to the Unaudited Pro Forma Condensed Combined Financial Information, accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Technip identified as the accounting acquirer. ASC 805 provides that in identifying the acquiring entity, all pertinent facts and circumstances must be considered, including, but not limited to, the relative voting rights of the stockholders of the constituent companies in the combined company, significant minority voting interest, the composition of the board of directors and senior management of the combined company, the terms of the exchange of equity securities in the business combination, including the payment of any premium, and the relative size of each company. After careful consideration of all of the company-specific facts, the merger-related facts and the business combination agreement, FMC Technologies, Inc ("FMCTI") and Technip S.A. ("Technip") determined that the factors were neutral to or supportive of the conclusion that Technip is the accounting acquirer. The factors that most notably supported this determination were (i) the relative voting interest of Technip and FMCTI in the combined company whereby the Technip stockholders obtained a majority voting interest of approximately 51%, (ii) the minority voting interest and (iii) the relative size of FMCTI’s and Technip’s revenue, total assets, workforce and global footprint.
The unaudited pro forma condensed combined statement of income has been prepared to give effect to the Mergers as if they had been completed on January 1, 2016. The unaudited pro forma condensed combined balance sheet has been prepared to give effect to the Mergers as if they had been completed on December 31, 2016.
The pro forma financial statements are based on the historical audited consolidated financial position and results of operations of Technip and FMCTI as of and for the year ended December 31, 2016.
U.S. GAAP requires that, for each business combination, one of the combining entities be identified as the acquirer, and the existence of a controlling financial interest be used to identify the acquirer in a business combination. In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests. However, under certain circumstances, the acquirer for accounting purposes may not necessarily be the legal acquirer (i.e., the entity that issues its equity interest to effect the business combination). As discussed above, Technip was determined to be the acquirer for accounting purposes. As a result, the Mergers will be accounted for as an acquisition of FMCTI by Technip. Accordingly, FMCTI’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at fair value at the date of completion of the Mergers, with the excess of the purchase consideration over the fair value of FMCTI’s net assets being recorded as goodwill. The Technip assets and liabilities together with Technip operations will continue to be recorded at their pre-combination historical carrying value for all periods presented (including pre-combination) in the consolidated financial statements of the combined company. After January 16, 2017, the date of the completion of the Mergers ("Merger Date"), the results of operations of both companies will be included in the consolidated financial statements of the combined company. Valuations of property, plant and equipment, and intangible and other assets acquired and liabilities assumed, along with assessments of favorable and unfavorable leases, are preliminary as management is still reviewing the existence, characteristics and assumptions related to FMCTI’s assets acquired and liabilities assumed. Estimates and assumptions are subject to change upon finalization of these preliminary valuations as of the Merger Date. The completion of the fair valuation analyses could result in significantly different depreciation and amortization expenses and balance sheet classifications.

The pro forma financial statements were prepared in accordance with Article 11 of Securities and Exchange Commission ("SEC") Regulation S-X. The pro forma adjustments reflecting completion of the Mergers are based upon the acquisition method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes to the pro forma financial statements.
The historical financial information of FMCTI are reported pursuant to U.S. GAAP and presented in U.S. dollars. The historical financial information of Technip are reported pursuant to IFRS as issued by the IASB and presented in Euro. The audited consolidated financial statements used in the preparation of the pro forma financial statements include adjustments and reclassifications to convert the balance sheet and statement of income of Technip from IFRS as issued by the IASB to U.S. GAAP and to translate the financial statements from Euro to U.S. dollars. Management will conduct further review of adjustments and reclassifications to convert Technip financial statements from IFRS to U.S. GAAP, and as a result, management may identify further differences that could have a material impact to the pro forma financial statements.

The historical financial data has been adjusted to give pro forma effect to events that are (1) directly attributable to the Mergers, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The pro forma financial statements do not reflect any revenue enhancements, anticipated synergies or dis-synergies, operating efficiencies or cost savings that may be achieved. The fair value adjustments applied to the assets acquired and liabilities assumed reflected in the pro forma financial data is preliminary and is based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed. The pro forma financial statements do not include any fair value adjustments associated with the tangible fixed assets of FMCTI as management has preliminarily concluded that the historical carrying value of the assets approximates the current fair market value. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed. The final valuations may result in material changes to the preliminary estimated purchase price allocation.
The pro forma adjustments are subject to modification depending on changes in the final fair value determination for assets acquired and liabilities assumed and as additional information becomes available and additional analyses are performed. The final allocation of the total purchase accounting will be determined after completion of thorough analyses to determine the fair value of FMCTI’s tangible and identifiable intangible assets acquired and liabilities assumed as of the Merger Date. Increases or decreases in the fair values of the net assets as compared with the information shown in the pro forma financial statements may change the amount of the total purchase consideration allocated to goodwill, if any, and other assets and liabilities and may impact the combined company statements of income due to adjustments in amortization of the adjusted assets or liabilities. Any changes to FMCTI’s equity, including results of operations from December 31, 2016 through the Merger Date, will also change the purchase accounting, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the pro forma financial statements presented herein.
The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Mergers been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined company following the Mergers. The actual financial position and results of operations of the combined company following the Mergers may significantly differ from the pro forma financial statements reflected herein due to a variety of factors. The pro forma financial statements are based upon available information and certain assumptions that management believes are reasonable.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2016

	Historical Technip (Note 4a)	Historical FMCTI (Note 4b)	Purchase Accounting Adjustments	Notes	Other Adjustments	Notes	Pro Forma Condensed Combined
(In millions of U.S. dollars)
Assets
Cash and cash equivalents	$6,269.4	$1,015.9	$—		$15.9	4(i)	$7,301.2
Trade receivables	2,024.5	709.4	—		(33.9)	4(i)	2,700.0
Costs and estimated earnings in excess of billings on uncompleted contracts	485.7	612.2	—		18.5	4(i)	1,116.4
Inventories	334.7	594.1	—		0.2	4(i)	929.0
Financial instruments	238.0	44.5	—		—		282.5
Prepaid expenses	—	36.7	—		(36.7)	4(h)	—
Income taxes receivable	265.0	135.4	—		—		400.4
Other current assets	1,510.7	172.6	—		36.7	4(h)	1,726.4
					6.4	4(i)
Total current assets	11,128.0	3,320.8	—		7.1		14,455.9
Investments in equity affiliates	177.8	—	—		21.7	4(i)	199.5
Investments	14.1	85.9	—		—		100.0
Other financial assets	236.0		—		(28.8)	4(i)	207.2
Property, plant and equipment, net	2,620.1	1,262.7	—		0.2	4(i)	3,883.0
Goodwill	3,718.4	517.9	4,835.1	3,4(f), 4(g)	—		9,071.4
Intangible assets, net	255.4	274.0	1,211.8	4(c)	—		1,741.2
Deferred income taxes	599.5	204.9	—		6.3	4(i)	810.7
Financial instruments	—	7.4	—		—		7.4
Other assets	—	75.0	—		—		75.0
Total assets	$18,749.3	$5,748.6	$6,046.9		$6.5		$30,551.3
Liabilities and equity
Short-term debt and current portion of long-term debt	$894.4	$317.3	$—		$—		$1,211.7
Accounts payable, trade	3,883.3	351.6	40.5	4(g)	—		4,266.9
					(8.5)	4(i)
Advance payments	411.1	384.2	—		—		795.3
Billings in excess of costs and estimated earnings on uncompleted contracts	3,364.5	108.0	—		—		3,472.5
Accrued payroll	—	171.7	—		(171.7)	4(h)	—
Financial instruments	586.7	63.6	—		—		650.3
Income taxes payable	317.5	104.0	—		—		421.5
Other current liabilities	2,099.3	290.9	—		171.7	4(h)	2,576.5
					14.6	4(i)
Total current liabilities	11,556.8	1,791.3	40.5		6.1		13,394.7
Long-term debt, less current portion	1,658.5	908.1	—		—		2,566.6
Accrued pension and other post-retirement benefits, less current portion	202.2	198.8	—		—		401.0
Financial instruments	—	14.2	—		—		14.2
Deferred income taxes	153.8	128.6	447.2	4(d)	0.4	4(i)	730.0
Other liabilities	117.2	81.1	—		—		198.3
Commitments and contingent liabilities							—
Stockholders’ equity:
Share capital / common stock	95.8	2.9	(2.9)	4(e)	(95.8)	4(h)	466.6
					466.6	4(h)
Common stock held in employee benefit trust	—	(6.5)	6.5	4(e)	—		—
Treasury stock	(23.3)	(1,636.6)	1,636.6	4(e)	23.3	4(h)	—
Capital in excess of par value of common stock	2,252.2	773.0	(773.0)	4(e)	95.8	4(h)	10,029.2
			8,171.1	4(f)	(466.6)	4(h)
					(23.3)	4(h)
Retained earnings	2,705.7	4,288.8	(4,288.8)	4(e)	—		2,705.7
					—
Accumulated other comprehensive loss	42.1	(809.7)	809.7	4(e)	—		42.1
Total stockholders’ equity	5,072.5	2,611.9	5,559.2		—		13,243.6
Noncontrolling interests	(11.7)	14.6	—		—		2.9
Total equity	5,060.8	2,626.5	5,559.2		—		13,246.5
Total liabilities and equity	$18,749.3	$5,748.6	$6,046.9		$6.5		$30,551.3
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2016

	Historical Technip (Note 5a)	Historical FMCTI Note (5b)	Purchase Accounting and Other Adjustments	Notes	Pro Forma Condensed Combined	Notes
(In millions of U.S. dollars, except per share data)
Revenue	$9,199.6	$4,542.3	$36.5	5(f)	$13,756.0
			(22.4)	5(h)
Costs and expenses
Cost of revenue	7,639.9	3,528.1	196.6	5(c)	11,376.7
			12.1	5(h)
Selling, general and administrative expense	572.6	581.7	(6.9)	5(h)	1,147.4
Research and development expense	105.5	114.1	6.3	5(h)	225.9
Restructuring and impairment expense	410.7	92.9	(157.5)	5(d)	346.1
Merger transaction and integration costs	—	45.2	(45.2)	5(d)	—
Total costs and expenses	8,728.7	4,362.0	5.4		13,096.1
Other income (expense), net	(16.9)	(23.7)	25.7	5(f)	(14.9)
Share of income/(loss) of equity affiliates	108.8	—	(36.5)	5(f)	99.9
			27.6	5(h)
Income before financial income/(expense), net and income taxes	562.8	156.6	25.5		744.9
Financial income/(expenses), net	(34.7)	(30.0)	(25.7)	5(f)	(87.9)
			2.5	5(h)
Income before income taxes	528.1	126.6	2.3		657.0
Provision for income taxes	133.9	79.5	(20.6)	5(e)	189.0
			(3.8)	5(h)
Income from continuing operations	394.2	47.1	26.7		468.0
Loss from discontinued operations, net of income tax	—	(10.1)	—		(10.1)
Net income	$394.2	$37.0	$26.7		$457.9

Net income/(loss) attributable to Technip / FMCTI, respectively	$428.7	$38.4	$26.7		493.8
Net income/(loss) attributable to noncontrolling interests	(34.5)	(1.4)			(35.9)
Earnings per share attributable to Technip / FMCTI, respectively
Basic	$3.59	$0.17			$1.06
Diluted	$3.49	$0.17			$1.05
Weighted average shares outstanding to Technip / FMCTI, respectively
Basic	119.4	227.2			466.6	5(g)
Diluted	125.1	228.6			478.0	5(g)
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Description of Mergers
On June 14, 2016, FMC Technologies and Technip entered into a definitive business combination agreement providing for the business combination among FMC Technologies, FMC Technologies SIS Limited, a private limited company incorporated under the laws of England and Wales and a wholly-owned subsidiary of FMC Technologies, and Technip. On August 4, 2016, FMC Technologies SIS Limited changed its name to TechnipFMC Limited and was subsequently re-registered under the laws of England and Wales on January 11, 2017 as TechnipFMC plc (“TechnipFMC”). On December 5, 2016, the definitive business combination agreement was approved by the shareholders of both FMC Technologies and Technip.
On January 16, 2017, the business combination was completed. Pursuant to the terms of the definitive business combination agreement, Technip merged with and into TechnipFMC, with TechnipFMC continuing as the surviving company (the “Technip Merger”), and each ordinary share of Technip (the “Technip Shares”), other than Technip Shares owned by Technip or its wholly-owned subsidiaries, were exchanged for 2.0 ordinary shares of TechnipFMC, subject to the terms of the definitive business combination agreement. Immediately following the Technip Merger, a wholly-owned indirect subsidiary of TechnipFMC (“Merger Sub”) merged with and into FMC Technologies, with FMC Technologies continuing as the surviving company and as a wholly-owned indirect subsidiary of TechnipFMC (the “FMCTI Merger” and together with the Technip Merger, the "Mergers"), and each share of common stock of FMC Technologies (the “FMCTI Shares”), other than FMCTI Shares owned by FMCTI, TechnipFMC, Merger Sub or their respective wholly-owned subsidiaries, were exchanged for 1.0 ordinary share of TechnipFMC, subject to the terms of the definitive business combination agreement.

2.    Basis of Presentation
The unaudited pro forma condensed combined financial information are based on Technip’s and FMCTI’s historical consolidated financial statements as adjusted to give pro forma effect to the acquisition of FMCTI by Technip. The pro forma effects relate to events that are (i) directly attributable to the Mergers, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared by TechnipFMC management to illustrate the estimated effect of the Mergers and certain other adjustments. The final determination of the purchase accounting will be based on the fair values of the FMCTI assets acquired and liabilities assumed at the Merger Date. The unaudited pro forma combined financial statement of income for the year ended December 31, 2016 gives effect to the acquisition of FMCTI as if it had occurred on January 1, 2016. The unaudited pro forma combined balance sheet as of December 31, 2016 gives effect to the acquisition of FMCTI as if it has occurred on December 31, 2016.
Technip’s historical results are derived from Technip’s audited consolidated balance sheet as of December 31, 2016, and audited consolidated statement of income for the year ended December 31, 2016 prepared in accordance with IFRS as issued by the IASB. FMCTI’s historical results are derived from the audited consolidated balance sheet as of December 31, 2016 and audited consolidated statement of income for the year ended December 31, 2016 prepared in accordance with U.S. GAAP. The audited financial statements and accompanying notes, which are an integral part of the consolidated financial statements, are attached as Exhibit 99.1 and 99.3 for FMCTI and Technip, respectively, and should be carefully read in conjunction with the unaudited pro forma condensed combined financial information.
Subsequent to the Merger Date, the combined company owned 100% of Forsys Subsea, the 50/50 joint venture between FMCTI and Technip, which started its operations in June 2015. Pro forma adjustments have been reflected in the unaudited pro forma financial information to consolidate Forsys Subsea.
Subsequent to the Merger Date, any transactions occurring between Technip and FMCTI will be intercompany transactions and eliminated in the preparation of consolidated financial statements. Balances and transactions between Technip and FMCTI as of December 31, 2016 and for the year then ended are not significant; therefore, no eliminations were made in the pro forma financial statements.

On a preliminary basis, the intangible assets and goodwill recognized in the preliminary purchase price accounting have been considered as non-deductible for tax purposes. Accordingly, a deferred tax liability has been recognized at a rate of 35% on intangible assets acquired.

Significant Accounting Policies
As a domestic registrant under SEC rules, the pro forma financial information of TechnipFMC is prepared in accordance with U.S. GAAP. The accounting policies of TechnipFMC under U.S. GAAP used, on a preliminary basis, in the preparation of these unaudited pro forma condensed combined financial information are those set forth in FMCTI’s audited financial statements included in Exhibit 99.1, with respect to FMCTI and those of Technip to the extent Technip accounting policies comply with U.S. GAAP.
The accounting policies of Technip under IFRS as described in Note 1 to the historical consolidated financial statements included in Exhibit 99.3 are similar in most material respects to U.S. GAAP, except for those discussed further in Note 6 below, which also discloses the translation from Euro amounts into U.S. dollars. Although TechnipFMC management believes the adjustments to Technip’s financial statements represent the known material adjustments to conform to U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed.

3.    Calculation of Purchase Consideration
FMCTI stockholders received TechnipFMC shares as purchase consideration in connection with the Mergers as discussed above; however, because Technip is the accounting acquirer and FMCTI is the acquiree for accounting purposes, the pro forma financial statements reflect the estimated fair value of the equity issued, as represented by the market price of Technip shares, to FMCTI stockholders. The total purchase consideration received by FMCTI stockholders was based on the fair value of the equity issued at the effective time of the Mergers. The estimated purchase consideration below reflects the estimated fair value of equity issued, which is based on the January 16, 2017 closing price of Technip shares of $71.40 per share.
The estimated purchase consideration and estimated fair value of FMCTI’s net assets acquired on January 16, 2017 is calculated as follows:

(In millions, except value per share data and FMCTI exchange ratio)
Total FMCTI shares subject to exchange as of January 16, 2017	228.9
FMCTI exchange ratio(i)	0.5
Shares of TechnipFMC issued	114.4
Value per share of Technip as of January 16, 2017(ii)	$71.40
Estimated purchase consideration	$8,171.1

(i)
As the calculation is deemed to reflect a share capital increase of the accounting acquirer, the FMCTI exchange ratio (1 share of TechnipFMC for 1 share of FMCTI as provided in the business combination agreement) is adjusted by dividing the FMCTI exchange ratio by the Technip exchange ratio (2 shares of TechnipFMC for 1 share of Technip as provided in the business combination agreement) i.e.  1 ⁄ 2 = 0.5 in order to reflect the number of shares of Technip that FMCTI stockholders would have received if Technip was to have issued its own shares.

(ii)	Closing price of Technip’s common stock on Euronext Paris on January 16, 2017 in Euro converted at the Euro to U.S. dollar exchange rate of $1.0594 on January 16, 2017.

Preliminary Purchase Accounting
Under the acquisition method of accounting, the FMCTI assets and liabilities will be recorded at fair value as of the Merger Date and combined with the historical carrying amount of the assets and liabilities of Technip. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets as of December 31, 2016 and have been prepared by TechnipFMC management to illustrate the estimated effect of the Mergers. The unaudited pro forma condensed combined financial information does not include any fair value adjustments associated with tangible fixed assets and other current assets and liabilities of FMCTI as TechnipFMC management has preliminary concluded that these historical carrying values approximate their fair values as of December 31, 2016. The purchase accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analyses and final fair valuations are conducted at and following the completion of the Mergers. The final fair valuations could differ materially from the preliminary fair valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase accounting.
The following table summarizes the preliminary purchase accounting consideration to the identifiable assets acquired and liabilities assumed of FMCTI, with the excess of the purchase consideration issued over the fair value of FMCTI’s net assets recorded as goodwill:

(In millions)
Calculation of goodwill:
Fair value of common shares issued to FMCTI stockholders	$8,171.1
Recognized amounts of identifiable assets acquired and liabilities assumed:
Total assets acquired	5,748.6
Less: Total liabilities assumed	(3,136.7)
Book value of net assets acquired as of December 31, 2016	2,611.9
Less: transaction costs to be incurred after December 31, 2016 by FMCTI	(40.5)
Less: write-off of pre-existing FMCTI goodwill	(517.9)
Less: write-off of pre-existing FMCTI intangible assets	(218.2)
Less: write-off of deferred tax of pre-existing FMCTI goodwill and intangible assets	53.3
Adjusted net book value of assets acquired	1,888.6
Identifiable intangible assets at fair value	1,430.0
Deferred tax impact of fair value adjustments	(500.5)
Goodwill	5,353.0
Pre-existing FMCTI goodwill	(517.9)
Net adjustment to goodwill	$4,835.1
The unaudited pro forma condensed combined financial information does not include any fair value adjustments associated with the tangible fixed assets of FMCTI as TechnipFMC management have preliminarily concluded that the historical carrying value of the assets approximates the fair value as of December 31, 2016. TechnipFMC management will continue to assess the tangible fixed assets through the purchase accounting measurement period under U.S. GAAP. The actual purchase accounting may differ materially from these pro forma amounts as additional information becomes available and as additional analyses are performed.

4.    Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the audited historical consolidated balance sheet of Technip as of December 31, 2016 as adjusted and reclassified to conform to U.S. GAAP (see Note 6).

(b)	Represents the audited historical consolidated balance sheet of FMCTI as of December 31, 2016.

(c)    Represents the net adjustment to FMCTI intangible assets based on the estimated fair value of the intangible assets as discussed in Note 3. The net adjustment to intangible assets is calculated as follows:

(In millions of dollars, except estimated useful lives)	Estimated Useful Life	Amount
Identifiable intangible assets
Customer relationships	15	$630.0
Backlog	2	290.0
Acquired technology	10	180.0
Tradenames	20	330.0
Estimated fair value of identified intangible assets		1,430.0
Pre-existing FMCTI intangible assets		(218.2)
Net adjustment to intangible assets		$1,211.8

(d)
Represents the $500.5 million adjustment to deferred tax liabilities, on a preliminary basis, resulting from the pro forma fair value adjustments for intangible assets acquired utilizing the U.S. Federal statutory tax rate of 35% and the $53.3 million adjustment to eliminate deferred tax liabilities included in FMCTI’s historical balance sheet related to goodwill and intangible assets associated with FMCTI’s pre-merger business combinations.

(e)	Represents adjustments to eliminate FMCTI historical equity accounts as FMCTI is the acquiree for accounting purposes.

(f)	Represents adjustments to record the fair value of equity consideration in TechnipFMC transferred to FMCTI stockholders to effectuate the Mergers.

(g)
Represents an estimate of the future costs of $40.5 million to be incurred by FMCTI directly attributable to the Mergers, including advisory and legal fees that are recorded as an adjustment to the unaudited pro forma condensed combined balance sheet only. These amounts were expensed as incurred during the period January 1, 2017 through January 16, 2017 and are not reflected in the unaudited pro forma condensed combined statements of income because they have not yet been incurred for the accompanying period presented and they will not have a continuing impact.

(h)
Represents certain reclassifications of historical FMCTI and Technip financial statement line items to conform to the expected financial statement line items of the combined company following the Mergers, including:

•	Prepaid expenses has been reclassified to Other current assets;

•	Accrued payroll has been reclassified to Other current liabilities; and

•	Technip historical Share Capital has been eliminated and TechnipFMC Share Capital of $466.6 million as of December 31, 2016 has been recorded.

•	Technip historical Treasury Stock has been eliminated based on the shares issued by TechnipFMC to all outstanding shareholders of Technip as a result of the Mergers.

(i)	Represents adjustments to consolidate Forsys Subsea, the 50/50 joint venture between FMCTI and Technip.

5.    Notes to Unaudited Pro Forma Condensed Combined Statements of Income

(a)	Represents the historical consolidated statement of income for Technip for the year ended December 31, 2016 (see Note 6).

(b)	Represents the historical consolidated statement of income for FMCTI for the year ended December 31, 2016.

(c)    Represents the adjustments to record amortization expense related to the increased basis of intangible assets to $1,430.0 million (see Note 4c), which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a straight-line basis as provided for each class of intangible asset. The net adjustment to amortization expense is calculated as follows:

(In millions)	Estimated Fair Value	Fiscal Year Ended December 31, 2016
Amortization of acquired finite-lived intangible assets	$1,430.0	$221.5
Less: FMCTI historical intangible asset amortization expense		(24.9)
Net adjustment to amortization expense		$196.6

A 10% increase/decrease in the fair value attributable to identified intangible assets would result in an increase/decrease in annual amortization expense of approximately $22.2 million. TechnipFMC's management believes that using a 10% threshold in the sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the pro forma total assets and would demonstrate a meaningful impact on the unaudited pro forma condensed combined statements of income.

(d)
Represents the adjustment to eliminate merger-related transaction costs expensed in FMCTI’s and Technip’s historical consolidated statement of income. As merger-related transaction costs are non-recurring, direct, incremental costs of the specific acquisition, which are reflected in the historical financial information, they have not been reflected in the unaudited pro forma condensed combined statements of income. An adjustment totaling $202.7 million has been reflected in the unaudited pro forma condensed combined statements of income that were expensed by FMCTI of $45.2 million and Technip of $157.5 million for the twelve months ended December 31, 2016.

(e)
Represents the tax effect of purchase accounting adjustments utilizing the U.S. Federal statutory tax rate of 35% on a preliminary basis. Merger-related transaction costs in FMCTI’s and Technip’s historical consolidated statement of income eliminated as pro forma adjustments were tax affected in accordance with their respective jurisdictions, as applicable.

(f)
Represents certain reclassifications of historical FMCTI financial statement line items to conform to the expected financial statement line items of the combined company following the Mergers, including:

•	Foreign currency remeasurement gains and losses recorded in Other income / (expense), net has been reclassified to Financial income / (expense), net

•	Equity method income (losses) recorded in Revenue has been reclassified to Share of income/(loss) of equity affiliates.

(g)    Represents an adjustment to the weighted average shares outstanding for both Technip and FMCTI to illustrate the number of TechnipFMC shares exchanged to consummate the Mergers. The pro forma number of shares outstanding for the unaudited pro forma condensed combined statement of income represents the total number of TechnipFMC shares exchanged on the Merger Date to Technip and FMCTI stockholders and utilizing dilutive securities of Technip for the year ended December 31, 2016. The pro forma number of shares outstanding was calculated as follows:

(In millions, except per share data and Technip and FMCTI exchange ratio)
TechnipFMC Shares exchanged for Technip shares
Technip Basic Shares Outstanding-Basic(i)	118.9
Technip Exchange Ratio(ii)	2.0
TechnipFMC shares exchanged for Technip shares-Basic	237.7

Technip Dilutive Shares Outstanding-Dilutive(iii)	5.7
Technip Exchange Ratio(ii)	2.0
TechnipFMC shares exchanged for Technip shares-Dilutive	11.4
249.1
TechnipFMC shares exchanged for FMCTI shares
FMCTI Shares outstanding(iv)	228.9
FMCTI Exchange Ratio(v)	1.0
TechnipFMC shares to be exchanged for FMCTI shares	228.9

TechnipFMC Shares exchanged for the year ended December 31, 2016-Basic	466.6
TechnipFMC Shares exchanged for the year ended December 31, 2016-Diluted	478.0

(i)	Number of shares of Technip common stock issued and outstanding, excluding treasury shares, as of January 16, 2017, which were exchanged for TechnipFMC shares.

(ii)
Per the business combination agreement, each option to purchase or subscribe for Technip shares granted under the employee and director stock plans of Technip, whether vested or unvested, that is outstanding immediately prior to the Technip Merger shall cease to represent a right to acquire Technip shares and shall be converted, at the time of the Technip Merger, into a TechnipFMC stock option on the same terms and conditions as were applicable to such Technip stock option immediately prior to the acquisition date.

(iii)	Number of dilutive Technip Shares based on the weighted average share calculation for the year ended December 31, 2016.

(iv)	Number of shares of FMCTI common stock issued and outstanding, excluding treasury shares, as of January 16, 2017, which were exchanged for TechnipFMC Shares.

(v)
Per the business combination agreement, each option to purchase or subscribe for FMCTI Shares granted under the Amended and Restated FMCTI Incentive Compensation and Stock Plan, whether vested or unvested, that was outstanding immediately prior to the FMCTI Merger ceased to represent a right to acquire FMCTI Shares and was converted, at the FMCTI Merger, into a TechnipFMC stock option on the same terms and conditions as were applicable to such FMCTI stock option immediately prior to the FMCTI Merger. Each Vesting FMCTI equity right immediately vested and was earned and payable pursuant to its terms immediately prior to the FMCTI Merger. Each unvested FMCTI equity right no longer relates to or represents a right to receive FMCTI Shares and was converted into a TechnipFMC equity right of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon the vesting of such awards) as were applicable to the corresponding unvested FMCTI equity right immediately prior to the FMCTI Merger.

(h)	Represents adjustments to consolidate Forsys Subsea, the 50/50 joint venture between FMCTI and Technip.

6.    Adjustments to Technip Historical Financial Statements to Conform to U.S. GAAP

Technip’s historical audited consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB, which differs in certain material respects from U.S. GAAP. The unaudited pro forma condensed combined financial information includes a statement of income and a statement of financial position of Technip from the historical audited consolidated financial statements as of and for the year ended December 31, 2016, prepared in accordance with IFRS as issued by the IASB. The statement of income for the year ended December 31, 2016 and statement of financial position as of December 31, 2016 prepared under IFRS as issued by the IASB have been adjusted to reflect Technip’s consolidated statement of income and statement of financial position on a U.S. GAAP basis and translated from Euros to U.S. dollars, the reporting currency of the combined company using the exchange rates derived from the European Central Bank of 1.0541 as of December 31, 2016, and the average exchange rate of 1.1066 during the twelve months ended December 31, 2016. The reconciliation is as follows:

TECHNIP PRO FORMA BALANCE SHEET
AS OF DECEMBER 31, 2016

(In millions)	Historical Technip	IFRS to U.S. GAAP and Reclassification Adjustments	Notes	Historical Adjusted Technip	Historical Adjusted Technip
Assets
Property, Plant and Equipment, net	€2,485.6	€—		€2,485.6	$2,620.1
Goodwill		3,527.5	6(f)	3,527.5	3,718.4
Intangible Assets, net	3,769.8	(3,527.5)	6(f)	242.3	255.4
Investments in Equity Affiliates	168.7	—		168.7	177.8
Investments		13.4	6(f)	13.4	14.1
Other Financial Assets	210.8	(13.4)	6(f)	223.9	236.0
		26.5	6(f)
Deferred Tax Assets	560.7	0.1	6(d)	568.7	599.5
		7.9	6(e)
Available-For-Sale Financial Assets	26.5	(26.5)	6(f)	—	—
Total Non-Current Assets	7,222.1	8.0		7,230.1	7,621.3
Inventories	317.5	—		317.5	334.7
Construction Contracts-Amounts in Assets	460.8	—		460.8	485.7
Advances Paid to Suppliers	675.0	(675.0)	6(f)	—	—
Financial Instruments	225.8	—		225.8	238.0
Trade Receivables	1,920.6	—		1,920.6	2,024.5
Current Income Tax Receivables	251.4	—		251.4	265.0
Other Current Receivables	756.1	2.1	6(f)	1,433.2	1,510.7
		675.0	6(f)
Cash and Cash Equivalents	5,947.6	—		5,947.6	6,269.4
Total Current Assets	10,554.8	2.1		10,556.9	11,128.0
Assets Classified as Held for Sale	2.1	(2.1)	6(f)	—	—
Total Assets	€17,779.0	€8.0		€17,787.0	$18,749.3

Equity and Liabilities
Share Capital	€90.9	€—		€90.9	$95.8
Share Premium	2,136.6	—		2,136.6	2,252.2
Retained Earnings	2,273.3	(92.0)	6(a)	2,566.8	2,705.7
		(20.8)	6(b)
		(2.0)	6(d)
		20.8	6(e)
		387.5	6(f)
Treasury Shares	(22.1)	—		(22.1)	(23.3)
Foreign Currency Translation Reserves	199.0	(199.0)	6(f)	—	—
Fair Value Reserves	(154.4)	2.6	6(a)	—	—
		(7.3)	6(e)
		159.1	6(f)
Accumulated Other Comprehensive Income/(Loss)		199.0	6(f)	39.9	42.1
		(159.1)	6(f)
Net Income	281.3	(387.5)	6(f)	—	—
		89.4	6(a)
		20.8	6(b)
		1.6	6(d)
		(5.6)	6(e)
Total Equity Attributable to Shareholders of the Parent Company	4,804.6	7.5		4,812.1	5,072.5
Non-Controlling Interests	(11.1)	—		(11.1)	(11.7)
Total Equity	4,793.5	7.5		4,801.0	5,060.8
Non-Current Financial Debts	1,573.4	—		1,573.4	1,658.5
Accrued Pensions and Other Post-Retirement Benefits, less Current Portion		191.8	6(f)	191.8	202.2
Non-Current Provisions	276.2	(191.8)	6(f)	—	—
		(84.4)	6(f)
Deferred Tax Liabilities	145.9	—		145.9	153.8
Other Non-Current Liabilities	26.8	84.4	6(f)	111.2	117.2
Total Non-Current Liabilities	2,022.3	—		2,022.3	2,131.7
Current Financial Debts	848.5	—		848.5	894.4
Trade Payables	3,684.0	—		3,684.0	3,883.3
Construction Contracts-Amounts in Liabilities	3,191.3	0.5	6(d)	3,191.8	3,364.5
Financial Instruments	556.6	—		556.6	586.7
Current Provisions	658.9	(658.9)	6(f)	—	—
Current Income Tax Payables	301.2	—		301.2	317.5
Advance Payments		390.0	6(f)	390.0	411.1
Other Current Liabilities	1,722.7	658.9	6(f)	1,991.6	2,099.3
		(390.0)	6(f)
Total Current Liabilities	10,963.2	0.5		10,963.7	11,556.8
Total Liabilities	12,985.5	0.5		12,986.0	13,688.5
Total Equity and Liabilities	€17,779.0	€8.0		€17,787.0	$18,749.3

TECHNIP PRO FORMA STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2016

(In millions)	Historical Technip	IFRS to U.S. GAAP and Reclassification Adjustments	Notes	Historical Adjusted Technip	Historical Adjusted Technip
Revenues	€8,313.4	€—		€8,313.4	$9,199.6
Cost of Sales	(6,895.2)	3.1	6(d)	(6,903.9)	(7,639.9)
		(11.8)	6(e)
Gross Margin	1,418.2	(8.7)		1,409.5	1,559.7
Research and Development Costs	(95.3)	—		(95.3)	(105.5)
Selling Costs	(211.9)	212.4	6(f)	—	—
		(0.5)	6(d)
Administrative Costs	(305.0)	305.0	6(f)	—	—
Selling, General and Administrative Expenses		(517.4)	6(f)	(517.4)	(572.6)
Restructuring and Impairment Expense		(371.1)	6(f)	(371.1)	(410.7)
Other Operating Income	18.3	(18.3)	6(f)	—
Other Operating Expenses	(33.6)	33.6	6(f)	—
Other Income/(Expenses), net		(15.3)	6(f)	(15.3)	(16.9)
Operating Income/(Loss) from Recurring Activities	790.7	(380.3)		410.4	454.0
Share of Income/(Loss) of Equity Affiliates	102.1	(3.8)	6(a)	98.3	108.8
Operating Income/(Loss) from Recurring Activities after Income/(Loss) of Equity Affiliates	892.8	(384.1)		508.7	562.8
Income/(Loss) from Disposals of Activities	—	—		—	—
Charges from Non-Current Activities	(441.0)	371.1	6(f)	—	—
		69.9	6(a)
Operating Income/(Loss)	451.8	56.9		508.7	562.8
Financial Income	660.2	(1.6)	6(e)	—	—
		20.1	6(a)
		(678.7)	6(f)
Financial Expenses	(731.2)	15.7	6(b)	—	—
		5.4	6(e)
		710.1	6(f)
Financial Income/(Expenses), net		678.7	6(f)	(31.4)	(34.7)
		(710.1)	6(f)
Income/(Loss) before Tax	380.8	96.5		477.3	528.1
Income Tax Expense	(130.7)	3.2	6(a)	(121.0)	(133.9)
		5.1	6(b)
		(1.0)	6(d)
		2.4	6(e)
Income/(Loss) from Continuing Operations	250.1	106.2		356.3	394.2
Net Income/(Loss) for the Period	€250.1	€106.2		€356.3	$394.2

Net Income/(Loss) attributable to Technip	281.3	106.2		387.5	428.7
Net Income/(Loss) attributable to minority interests	€(31.2)			€(31.2)	$(34.5)

Adjustments included in the columns “IFRS to U.S. GAAP and Reclassification Adjustments” are as follows:

(a)    Foreign Currency Translation / Derivative Instruments
Under IFRS, a non-derivative financial asset or non-derivative financial liability may be designated as a hedge of a foreign currency risk (IAS 39 §72). Technip’s foreign currency treasury accounts held to finance future expenditures in foreign currencies for a specific contract when conditions for qualifying as cash flow hedges are met. As required under IFRS, foreign exchange gains and losses corresponding to the effective portion of these hedges are recorded in other comprehensive income and are reclassified from equity to profit or loss in the same period during which the hedged transaction affects the income statement
Under U.S. GAAP, only derivative instruments can be used for cash flow hedges. As such, the IFRS to U.S. GAAP adjustment represents the reclassification to income statement of foreign exchange gains and losses on treasury accounts recorded as other comprehensive income in equity under IFRS.
(b)    OCEANE Convertible Bonds
Technip’s OCEANE convertible bonds are qualified as compound financial instrument under IFRS and therefore, the convertible bonds were split into a liability and an equity component since they give the holder the option to convert the bonds into a fixed number of ordinary shares. Moreover, the value of the liability component at inception was recognized at the fair value of a similar debt instrument that does not have a conversion feature. The liability component was then accounted for at amortized cost. The value assigned to the equity component determined at the date of issuance of the bonds, was a residual amount after deducting from the fair value of the instrument as a whole the amount separately determined for the liability component. The value assigned to the conversion feature (equity component) at the date of issuance has not been revised during subsequent periods.
Under U.S. GAAP, the difference between the present value of the bonds payable and the face amount is treated as a discount or premium and is amortized as interest expense using the effective interest method.
(c)    Not used.
(d)    Contract Bid Costs
Under IFRS, costs incurred before contract signing (“bid costs”) are capitalized in “Construction Contracts - Amounts in Assets/Liabilities” and then included in costs of ongoing contracts when the contract is obtained, when those costs can be separately identified and measured reliably and it is probable that the construction contract will be obtained. From a practical point of view, costs effectively capitalized correspond to the bid costs incurred during the quarter of the contract’s award. When the conditions described above are not met, bid costs are expensed as incurred and included within “Selling Costs” in the income statement.
Under U.S. GAAP, bid costs are expensed as incurred. As such, the IFRS to U.S. GAAP adjustment represents the derecognition of capitalized bid costs included within “Construction Contracts - Amounts in Assets/Liabilities” and the expense of those costs under “Selling Costs.”
(e)    Pensions and other Long-Term Employee Benefits plans

1)
Expected Rate of return - Under IFRS, companies calculate a net interest cost (income) by applying the discount rate to the defined benefit liability (asset). Additionally the discount rate should be determined by reference to market yields on high quality corporate bonds in the same currency as the benefits to be paid with durations that are similar to those of the benefit obligation.

U.S. GAAP uses an expected rate of return on plan assets and permits companies to use a calculated value of plan assets (reflecting changes in fair value over a period of up to five years) in determining the expected return on plan assets and in accounting for gains and losses. The discount rate is based on the rate at which the benefit obligation could be effectively settled.

2)
Timing of recognition of curtailments - Under IFRS, curtailment gains and losses should be recorded when the curtailment occurs and the gain or loss related to plan amendments, curtailments, and termination benefits that occur in connection with a restructuring to be recognized when the related restructuring cost is recognized, if that is earlier than the normal IAS 19 recognition date.

Under U.S. GAAP curtailment gains are recognized when realized (i.e., once the terminations have occurred or the plan amendment is adopted). The guidance permits certain offsets of unamortized gains/losses in a curtailment but does not permit pro rata recognition of the remaining unamortized gains/losses.

3)
Recognition of prior service costs and credits - Under IFRS, prior service costs and credits require immediate recognition in income for the effects of plan amendments that create an increase (or decrease) to the benefit obligation (i.e., prior service cost). Under U.S. GAAP, prior service costs and credits are required to be initially recognized in OCI and then amortized through net income over future periods.

4)
Classification of net benefit cost - Under IFRS companies can present different components of net benefit cost within different line items on the income statement, such as operating expenses and finance expense. Under U.S. GAAP all components of net benefit cost must be aggregated and presented as a net amount in the income statement, presented in operating income.

(f)    Reclassifications

Represents certain reclassifications of historical Technip financial statement line items to conform to the expected financial statement line items of the combined companies, including:
Balance sheet items:

•	Goodwill historically presented in Intangible Assets, net has been reclassified to Goodwill;

•	Investments historically included in Other Financial Assets has been reclassified to Investments;

•	Available-For-Sale Financial Assets has been reclassified to Other Financial Assets;

•	Advances Paid to Suppliers has been reclassified to Other Current Receivables;

•	Assets classified as Held for Sale has been reclassified to Other Current Receivables;

•	Foreign Currency Translation Reserves and Fair Value Reserves have been reclassified to Accumulated Other Comprehensive Income / (Loss);

•	Net Income/(Loss) for the period has been reclassified to Retained Earnings;

•
Accrued Pensions and Other Post-Retirement Benefits, less Current Portion historically included in Non-Current Provisions has been reclassified to Accrued Pensions and Other Post-Retirement Benefits, less Current Portions, and the remaining Non-Current Provisions has been reclassified to Other Non-Current Liabilities;

•	Current Provisions has been reclassified to Other Current Liabilities; and

•	Advance Payments historically included in Other Current Liabilities has been reclassified to Advance Payments.

Statement of income items:

•	Selling Costs and Administrative Costs have been reclassified to Selling, General and Administrative Expenses;

•	Other Operating Income and Other Operating Expense have been reclassified to Other Income/(Expenses), net;

•	Charges from Non-Current Activities has been reclassified to Restructuring and Impairment Expenses; and

•	Financial Income and Financial Expenses have been reclassified to Financial Income/(Expense), net.